Exhibit 10.13

Simon Cheng

Longstar HealthPro Inc.

4010 Valley Blvd., Suite 101

Walnut, CA 91789

Date: December 29, 2025

To:

Simon Cheng

Dear Mr. Cheng:

This letter confirms the Company’s offer and your appointment as Interim Chief Executive Officer and Director of Longstar HealthPro Inc. (the “Company”), effective December 29, 2025.

Position and Duties

As Interim Chief Executive Officer, you will be responsible for overseeing the Company’s day-to- day operations, strategic and operational planning, execution of business initiatives, and overall organizational performance. You will work closely with the Board of Directors, senior management, and external advisors, and you will have primary responsibility for implementing Board directives, coordinating corporate activities, and supporting the Company’s public company and regulatory obligations. You will perform such other duties and responsibilities as are customary for an interim chief executive officer of a publicly traded company or as may be reasonably assigned by the Board of Directors from time to time.

As a Director, you will serve in accordance with the Company’s bylaws and applicable law, and you will owe fiduciary duties to the Company and its stockholders consistent with those obligations.

Compensation

Your compensation, benefits, and incentive arrangements shall remain unchanged from those currently in effect. All existing compensation terms will remain in full force and effect unless and until modified by written approval of the Board of Directors.

At-Will Status

Your employment with the Company is at will and may be terminated by either you or the Company at any time, with or without cause or notice, subject to applicable law and any written agreements between you and the Company.

Other Terms

Your service as Interim Chief Executive Officer and Director is subject to all Company policies, codes of conduct, confidentiality obligations, insider trading policies, and fiduciary duties applicable to officers and directors of the Company.

Please indicate your acceptance of this appointment by signing and returning a copy of this letter.

Sincerely,

/s/ Sara Zhang
Sara Zhang
Human Resources
Longstar HealthPro Inc.

Accepted and Agreed:

/s/ Simon Cheng
Simon Cheng

Date: 12/29/25